Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

These pro forma financial statements do not supersede the pro forma financial statements included in Form 8-K/A on December 9, 2024, and do not constitute a complete set of pro forma condensed combined financial information in accordance with Article 11 of Regulation S-X. These pro forma financial statements have been revised solely to give effect to the corrections of the errors identified in the previously issued Informa Tech Digital Businesses of Informa PLC unaudited interim condensed combined financial statements as of and for the six months ended June 30, 2024, which were included in the Company’s Registration Statement on Form S-4/A, originally filed with the Securities and Exchange Commission (“SEC”) on September 4, 2024.

On January 10, 2024, Informa entered into the Transaction Agreement to combine the Informa Tech Digital Businesses with TechTarget under Toro CombineCo, Inc., a new publicly traded company (hereinafter referred to as “CombineCo”). According to the Transaction Agreement, Informa PLC (“Informa”) will contribute the Informa Tech Digital Businesses and $350 million in cash (subject to certain adjustments set forth in the Transaction Agreement for certain changes in respect of the net working capital, EBITDA (as adjusted in certain respects) and non-current liabilities of the Informa Tech Digital Businesses) to CombineCo in exchange for CombineCo common stock. On completion, Informa will hold 57% ownership in CombineCo (on a fully diluted basis, but without taking into account shares which may be issued upon the conversion (if any) of TechTarget’s convertible notes or shares reserved for future grants pursuant to certain NewCo equity incentive plans) and TechTarget’s current shareholders (including certain equity award holders) will receive approximately $350 million plus any Adjusted EBITDA Cash Increase Amount in the form of a cash distribution and the remaining ownership interest in CombineCo, which will be a publicly traded company in the U.S. The cash contribution by Informa and payment to TechTarget shareholders are subject to specific adjustments set forth in the Transaction Agreement for changes in net working capital, Target Adjusted EBITDA as defined in the Transaction Agreement, and certain non-current liabilities of the Informa Tech Digital Businesses. For the purposes of this Unaudited Pro Forma Condensed Combined Financial Information, management estimated the amount of these adjustments based upon the audited financial statements and other assumptions of the Informa Tech Digital Businesses, would be zero. In connection with the Closing, CombineCo will change its registered name with the Secretary of State of Delaware to TechTarget, Inc. (hereinafter referred to as “NewCo”).

For the purposes of the unaudited pro forma condensed combined financial statements the Transactions are assumed to have closed in the second half of 2024, subject to certain closing conditions. See the section titled “The Transaction Agreement-Conditions to Closing” beginning on page 173 of the Company’s combined proxy statement/ prospectus for further details on such conditions.

The Merger will be accounted for as a business combination in accordance with U.S. GAAP (pursuant to Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”)), with the Informa Tech Digital Businesses treated as the “acquirer” and TechTarget treated as the “acquired” company for financial reporting purposes. Informa will control NewCo as it will beneficially own 57% of the outstanding shares of NewCo common stock (on a fully diluted basis, but without taking into account shares which may be issued upon the conversion (if any) of TechTarget’s convertible notes or shares reserved for future grants pursuant to certain NewCo equity incentive plans) and be entitled to designate five of the nine members of the NewCo Board. As a result, the Informa Tech Digital Businesses will be deemed the acquirer, as it is the business contributed by and still controlled by Informa. The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting. Under the acquisition method of accounting, the purchase price is allocated to the identifiable tangible and intangible assets acquired and liabilities assumed of TechTarget based on their respective estimated fair values with any excess purchase price allocated to goodwill. Significant estimates and assumptions were used in determining the preliminary purchase price and the preliminary purchase price allocation reflected in the unaudited pro forma condensed combined financial statements. The process of valuing the net assets of TechTarget immediately prior to the business combination for purposes of presentation within this unaudited pro forma condensed combined financial information is preliminary. As the unaudited pro forma condensed combined financial statements have been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial statements give effect to the business combination and other events contemplated by the Transaction Agreement as described in the Company’s combined proxy statement/prospectus as below:

•

The unaudited pro forma condensed combined balance sheet as of June 30, 2024 combines the historical balance sheets of TechTarget and the Informa Tech Digital Businesses on a pro forma basis assuming the business combination and related transactions had been consummated on June 30, 2024.

•

The unaudited pro forma condensed combined statements of income for the six months ended June 30, 2024 combines the historical statements of income of TechTarget and the Informa Tech Digital Businesses on a pro forma basis assuming the business combination and related transactions had been consummated on January 1, 2023 (i.e., the beginning of the earliest period originally presented).

The unaudited pro forma condensed combined financial statements have been prepared using the interim financial statements of the Informa Tech Digital Businesses as of and for the six months ended June 30, 2024, included elsewhere within the Company’s combined proxy statement/prospectus and from TechTarget’s unaudited consolidated financial statements as of and for the six months ended June 30, 2024 also included elsewhere within the Company’s combined proxy statement/ prospectus.

The Informa Tech Digital Businesses restated their previously issued interim financial statements as of and for the six months ended June 30, 2024, through Form 8-K filed on December 6, 2024. These pro forma financial statements, originally included in Form S-4/A filed on September 4, 2024, have been revised solely to correct certain previously reported interim unaudited pro forma information specifically for restatement to the previously reported historical interim unaudited financial information of the Informa Tech Digital Businesses. The unaudited pro forma condensed combined statement of income for the six months ended June 30, 2024, was prepared based on the restated statement of income of the Informa Tech Digital Businesses for the six months ended June 30, 2024. The unaudited pro forma condensed combined balance sheet was prepared based on the restated balance sheet of the Informa Tech Digital Businesses as of June 30, 2024. These pro forma financial statements do not supersede the pro forma financial statements included in Form 8-K/A on December 9, 2024, and do not constitute a complete set of pro forma condensed combined financial information in accordance with Article 11 of Regulation S-X.

Article 11 of Regulation S-X provides requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and the option to present reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). NewCo has elected not to present Management’s Adjustments in the unaudited pro forma condensed combined financial statements. Based on management’s assessment, no autonomous entity adjustments were required for the purposes of preparing the unaudited pro forma condensed combined financial information. The results set forth in the unaudited pro forma condensed combined financial information include adjustments that give effect to events that are directly attributable to the Transactions.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the Informa Tech Digital Businesses’ and TechTarget’s historical financial statements described above, and the accompanying notes to the unaudited pro forma condensed combined financial statements, which describe the assumptions and estimates underlying the adjustments set forth therein. The pro forma adjustments, which management believes are reasonable under the circumstances, are preliminary and are based upon available information and certain assumptions described in the accompanying notes to the unaudited pro forma condensed combined financial information. Accordingly, the actual financial condition or performance of NewCo following completion of the Transactions in subsequent periods may differ materially from that which is reflected in the unaudited pro forma condensed combined financial statements. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Transactions in subsequent periods may differ materially from that which is reflected in the unaudited pro forma condensed combined financial statements. Additionally, the final determination of the merger consideration and purchase price allocation, upon the completion of the merger, will be based on TechTarget’s share price and net assets as of the closing date of the merger and will depend on a number of factors that cannot be predicted with certainty at this time. Actual results and valuations may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information presented is for informational purposes only and is not necessarily indicative of the financial position or results of earnings that would have been realized if the Transactions had been completed on the dates set forth above, nor is it indicative of future results or financial position. The unaudited pro forma condensed combined financial statements do not include the realization of any cost savings from operating efficiencies, synergies or other activities, or the recognition of any cost increases or dis-synergies that might result from the Transactions.

Toro CombineCo, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2024

(In thousands)

	Historical		Pro Forma
	Informa Tech Digital Businesses (as restated – Note 8)	TechTarget Inc. (as reclassified – Note 7)	Transaction Accounting Adjustments	Note		Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	8,136	237,405	(166,010)	5	(f)	72,466
			(7,065)	5	(j)
Short-term investments	—	101,980	(101,980)	5	(f)
Accounts receivable, net of allowance for doubtful accounts	40,794	42,774				83,568
Related party receivables	3,666	—	(3,666)	5	(g)
Related party loan Receivables	134,210	—	(134,210)	5	(g)
Prepaid expenses and other current assets	6,794	6,534				13,328

Total current assets	193,600	388,693	(412,931)			169,362

Non-current assets
Property and equipment, net	2,445	2,169	—			4,614
Goodwill	467,192	193,791	463,060	5	(a)	1,124,043
Intangible assets, net	280,601	108,512	706,488	5	(b)	1,095,601
Operating lease right-of-use assets	2,458	15,464	(1,843)	5	(c)	16,079
Deferred tax assets	1,220	7,871	5,079	5	(d)	14,170
Other assets	—	648	9,800	5	(k)	10,448

Total non- current assets	753,916	328,455	1,182,584			2,264,955

Total assets	947,516	717,148	769,653			2,434,317

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	2,563	6,073				8,636
Related party payables	28,079	—	(28,079)	5	(g)	—
Operating lease liabilities	2,135	3,697	(330)	5	(c)	5,502
Accrued expenses and other current liabilities	5,694	6,883	—			12,577
Accrued compensation expenses	11,686	1,777	—			13,463
Income taxes payable	3,919	4,693	—			8,612
Contract liabilities	41,661	18,447	—			60,108

	Historical		Pro Forma
	Informa Tech Digital Businesses (as restated – Note 8)	TechTarget Inc. (as reclassified – Note 7)	Transaction Accounting Adjustments	Note		Pro Forma Combined
Related party short-term debt	546,784	—	(546,784)	5	(g)	—

Total current liabilities	642,521	41,570	(575,193)			108,898

Non-Current Liabilities
Operating lease liabilities	2,337	14,772	(1,188)	5	(c)	15,921
Convertible senior notes	—	411,602	(411,602)	5	(f)	—
Term loan	—	—	149,050	5	(f)	149,050
Other liabilities	11,848	—	—			11,848
Deferred tax liabilities	12,598	12,394	183,694	5	(d)	208,686
Related party long-term debt	309,237	—	(309,237)	5	(g)	—
Contingent consideration	40,100	—	(40,100)	5	(i)	—

Total non-current liabilities	376,120	438,768	(429,383)			385,505

Total liabilities	1,018,641	480,338	(1,004,576)			494,403

Stockholders’ Equity:
Net parent investment	(95,252)	—	95,252	5	(e)	—
Common Stock	—	59	(59)	5	(e)	70
			70	5	(e)
Treasury stock	—	(329,118)	329,118	5	(e)	—
Additional paid-in capital	—	494,922	(494,922)	5	(e)	2,351,385
			335,946	5	(e)
			1,221,457	5	(e)
			746,224	5	(g)
			4,470	5	(h)
			40,100	5	(i)
			(6,612)	5	(j)
			9,800	5	(k)
Accumulated other comprehensive income (loss)	24,127	(5,109)	5,109	5	(e)	24,127
Retained earnings	—	76,056	(76,056)	5	(e)	(435,668)
			(431,198)	5	(e)
			(4,470)	5	(h)

Total stockholders’ equity	(71,125)	236,810	1,774,229			1,939,914

Total liabilities and stockholders’ equity	947,516	717,148	769,653			2,434,317

Toro CombineCo, Inc.

Unaudited Pro Forma Condensed Combined Statement of Income

For the six months ended June 30, 2024

(In thousands except number of shares and per share data)

	Historical		Pro Forma
	Informa Tech Digital Businesses	TechTarget Inc. (as reclassified – Note 7)	Transaction Accounting Adjustments	Note		Pro Forma Combined
Revenues	122,278	110,550				232,828
Cost of revenues:
Cost of revenues	(50,670)	(40,572)	2,446	6	(a)	(88,796)
Amortization of acquired technology		(1,405)	(10,075)	6	(b)	(11,480)

Gross Profit	71,608	68,573	(7,629)			132,552

Operating expenses:
Selling and marketing	(27,879)	(46,150)	(32)	6	(c)	(74,061)
Product development	(5,928)	(5,397)	—			(11,325)
General and administrative	(35,704)	(14,320)	(143)	6	(d)	(50,167)
Depreciation	(787)	(561)	—			(1,348)
Amortization	(16,283)	(7,048)	(13,929)	6	(b)	(37,260)
Impairment of long-lived assets	(2,019)	—	—			(2,019)
Acquisition and integration costs	(29,648)	(8,595)	—			(38,243)
Remeasurement of contingent consideration	(2,663)	—	2,663	6	(e)	—

Total operating expenses	(120,911)	(82,071)	(11,441)			(214,423)

Operating income (loss)	(49,303)	(13,498)	(19,070)			(81,871)

Interest income	3,549	7,605	—			11,154
Interest expense	—	(1,103)	(4,855)	6	(f)	(5,958)
Interest expense on related party loans	(12,793)	—	12,793	6	(g)	—
Other income (expense), net	371	(153)	—			218

Income (Loss) before provision for income taxes	(58,176)	(7,149)	(11,132)			(76,457)

Income tax benefit (provision)	2,860	(1,627)	3,449	6	(h)	4,682

Net income (loss)	(55,316)	(8,776)	(7,683)			(71,775)

Earnings/(loss) per share				6	(i)
Basic		(0.31)				(1.03)
Diluted		(0.31)				(1.03)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Description of the Merger

On January 10, 2024, Informa entered into an agreement to combine the Informa Tech Digital Businesses with TechTarget under a new publicly traded company, NewCo. According to the Transaction Agreement, Informa will contribute the Informa Tech Digital Businesses, along with $350 million in cash (subject to certain adjustments set forth in the Transaction Agreement for certain changes in respect of the net working capital, EBITDA (as adjusted in certain respects) and non-current liabilities of the Informa Tech Digital Businesses).

As a result of the Merger, each issued and outstanding share of TechTarget common stock as of immediately prior to the effective time of the Merger (other than Excluded Stock, which will be cancelled without consideration, and Dissenting Shares) will be converted into the right to receive (i) one share of NewCo common stock and (ii) a pro rata share of an amount in cash equal to $350 million plus any Adjusted EBITDA Cash Increase Amount, which per share cash consideration amount is estimated to be approximately $11.79 per share of TechTarget common stock as of the date of the Company’s combined proxy statement/prospectus (the “Merger Consideration”). For the purposes of this Unaudited Pro Forma Condensed Combined Financial Information, management estimated the amount of these adjustments based upon the audited financial statements and other assumptions of the Informa Tech Digital Businesses would be zero. This estimate is preliminary in nature and may be revised as additional information becomes available and is evaluated and the final amounts may differ materially from that which is reflected in the unaudited pro forma condensed combined financial statements.

Additionally, pursuant to the terms of the Transaction Agreement and the governing plans and agreements (including existing employment agreements), equity awards issued by TechTarget that are outstanding as of immediately prior to the Effective Time will be treated as follows:

•

Immediately prior to the Effective Time, 100% of the outstanding Pre-Signing TechTarget RSUs held by eight specified TechTarget executives, including each of TechTarget’s current executive officers, and 50% of all other outstanding unvested Pre-Signing TechTarget RSUs will vest. At the Effective Time, each vested Pre-Signing TechTarget RSU and any other TechTarget RSUs that are then vested and outstanding will be canceled, will cease to exist and will be converted into the right of the holder thereof to receive the applicable portion of Merger Consideration in respect of the shares of TechTarget common stock underlying the vested TechTarget RSU.

•

Each TechTarget RSU that is outstanding and unvested as of the Effective Time (after taking into account any vesting described in the prior paragraph) will be assumed by NewCo and converted into an award of restricted stock units with respect to shares of NewCo common stock in the manner set forth in the Transaction Agreement. Each converted restricted stock unit will be subject to the same terms and conditions (including vesting, accelerated vesting and settlement schedule) as applied to the corresponding unvested TechTarget RSU immediately prior to the Effective Time.

•

Each TechTarget Option, whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time will, as of the Effective Time, vest (to the extent unvested) in full. Immediately prior to the Effective Time, each In-The-Money Option will automatically cease to exist and be converted into the right of the holder of the In-The-Money Option to receive the applicable portion of the Merger Consideration in respect of the shares of TechTarget common stock underlying the In-The-Money Option, reduced by the aggregate exercise price of the In-The-Money Option. Immediately prior to the Effective Time, each Underwater Option will be canceled and terminated for no consideration.

•

Prior to the Closing, the TechTarget ESPP will continue to operate consistent with its terms as in existence as of January 10, 2024. If the Closing occurs prior to the end of a Plan Period (as defined in the TechTarget ESPP), all accumulated participant contributions under the TechTarget ESPP will be used to purchase shares of TechTarget common stock from TechTarget as close as reasonably practicable to (but in any event prior to) the Closing Date in accordance with the terms of the TechTarget ESPP as if it was the last day of the Plan Period. The TechTarget ESPP will terminate in its entirety on the Closing Date, and no further rights to purchase TechTarget common stock will be granted or exercised under the TechTarget ESPP thereafter.

•

Immediately following the Closing, Informa HoldCo will own 57% of the outstanding shares of NewCo common stock (on a fully diluted basis, but without taking into account shares which may be issued upon the conversion (if any) of the TechTarget convertible notes or shares reserved for future grants pursuant to certain NewCo equity incentive plans) and former TechTarget stockholders will own the remaining outstanding shares of NewCo common stock.

Debt refinancing: TechTarget, as of June 30, 2024, had $3,040 thousand in aggregate principal amount of 0.125% convertible senior notes due 2025 (the “2025 Notes”) and $414,000 thousand in aggregate principal amount of 0.0% convertible senior notes due 2026 (the “2026 Notes” and together with the 2025 Notes, the “Notes”) outstanding. Pursuant to provisions within the indentures for the Notes, holders of the Notes for a specified period of time following the consummation of the merger may liquidate their Notes by (i) delivering them to NewCo for conversion, which NewCo may settle in cash, shares of NewCo or a combination thereof in NewCo’s discretion, or (ii) tendering them to NewCo for repurchase at fair value. Based upon the current conversion price, management expects that holders of the Notes will tender all of their notes for repurchase at fair value following the consummation of the merger. To the extent any holders of the Notes elect to tender their notes for repurchase or deliver their Notes for conversion, this presentation assumes that NewCo would elect to settle such Notes using a combination of cash on hand at TechTarget, proceeds from a new credit facility (as discussed below) and by liquidating short-term investments.

As referenced above, TechTarget and NewCo are obligated under the Transaction Agreement to use their reasonable best efforts to enter into a revolving credit facility or other senior lending facility, which shall be entered into prior to (but effective upon) the closing of the proposed transaction, with commitments of at least $250,000 thousand to be used (together with TechTarget’s and its subsidiaries available cash on hand) to satisfy TechTarget’s obligations under the Notes and for general working capital purposes. On September 25, 2024, TechTarget signed a commitment letter with Citizens Bank; however, it has not finalized the terms of, nor entered into, any such financing agreement. NewCo expects to draw-down $150,000 thousand from the new credit facility immediately following the consummation of the Transactions to partly repay the Notes as well as to provide working capital to NewCo.

The unaudited pro forma condensed combined financial statements have been prepared assuming that NewCo’s new credit facility will bear interest at an interest rate of SOFR+2.5%. The pro forma balance sheet adjustments include the recognition of the liability for the New Term Loan of $150,000 thousand, net of debt issuance costs of $950 thousand (unamortized), and an equal and offsetting increase to cash and cash equivalents. The unaudited pro forma condensed combined statements of income adjustments for the six months ended June 30, 2024 includes the recognition of interest expense based on an effective interest calculation of $5,958.

2.	Basis of Presentation

Subject to the first paragraph of the introductory note, the unaudited pro forma condensed combined financial information and related notes are prepared in accordance with SEC Article 11 of Regulation S-X and present the historical financial information of the Informa Tech Digital Businesses and TechTarget adjusted to give effect to the business combination and the other events contemplated by the Transaction Agreement.

The Merger will be accounted for under the acquisition method of accounting for business combinations pursuant to the provisions of ASC 805. Informa will control NewCo as it will beneficially own 57% of the outstanding shares of NewCo common stock (on a fully diluted basis, but without taking into account shares which may be issued upon the conversion (if any) of TechTarget’s convertible notes or shares reserved for future grants pursuant to certain NewCo equity incentive plans), be entitled to designate five of the nine NewCo Board members. As a result, the Informa Tech Digital Businesses will be deemed the acquirer, as it is the business contributed by and still controlled by Informa. Under the acquisition method of accounting, the estimated purchase price will be allocated to TechTarget’s assets acquired and liabilities assumed based upon their estimated fair values, using the fair value concepts defined in ASC Topic 820, Fair Value Measurement, at the date of completion of the Merger. Any excess of merger consideration over the preliminary estimate of the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. Significant judgment is required in determining the preliminary fair values of identified intangible assets, property, plant and equipment, certain other assets, debt and other assumed liabilities. These preliminary valuations of assets acquired, and liabilities assumed are determined using market, income and cost approaches from the perspective of a market participant, which requires estimates and assumptions including, but not limited to, estimating future cash flows in addition to developing the appropriate market discount rates and obtaining available market pricing for comparable assets. Additionally, the final determination of the merger consideration and purchase price allocation, upon the completion of the merger, will be based on TechTarget’s share price and net assets as of the closing date of the Merger and will depend on a number of factors that cannot be predicted with certainty at this time. The final valuation may materially change the allocation of the purchase price, which could materially affect the fair values assigned to the assets and liabilities and could result in a material change to the unaudited pro forma condensed combined financial information.

The historical audited consolidated financial statements of TechTarget were prepared in accordance with U.S. GAAP and presented in U.S. dollars. The historical audited combined financial statements of the Informa Tech Digital Businesses were prepared in accordance with U.S. GAAP and presented in U.S. dollars.

The following unaudited pro forma condensed combined financial information presents the combination of the financial information of the Informa Tech Digital Businesses and TechTarget adjusted to give effect to the business combination and other events contemplated by the Transaction Agreement as described in the Company’s combined proxy statement/prospectus. The unaudited pro forma condensed combined balance sheet as of June 30, 2024, combines the historical balance sheets of TechTarget and the Informa Tech Digital Businesses on a pro forma basis assuming the business combination and related transactions had been consummated on June 30, 2024. The unaudited pro forma condensed combined statements of income for the six months ended June 30, 2024 combines the historical statements of income of TechTarget and the Informa Tech Digital Businesses on a pro forma basis assuming the business combination and related transactions as if they had occurred on January 1, 2023, beginning of the earliest period originally presented.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of NewCo and they are based on the information available at the time of their preparation. Actual results may differ materially from the assumptions within the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial statements are intended to provide information about the impact of the TechTarget acquisition as if it had been consummated earlier. The pro forma adjustments are based on available information and certain assumptions that management believes are factually supportable and are expected to have an impact on NewCo’s results of operations. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma condensed combined financial statements have been made.

Accounting policies, Reclassification and Restatement of historical amounts

Upon consummation of the Transaction, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when confirmed, could have a material impact on the consolidated financial statements of NewCo. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information other than certain reclassification adjustments to conform TechTarget’s historical financial statements presentation to the Informa Tech Digital Businesses’ financial statement presentation (as presented in Note 7 below). As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

The Informa Tech Digital Businesses restated their previously issued interim financial statements as of and for the six months ended June 30, 2024, as filed with the Company’s Form 8-K filed on December 6, 2024. As a consequence, these unaudited pro forma condensed combined financial statements consider the effects of the restatement, as described in Note 8. The unaudited pro forma condensed combined statement of income for the six months ended June 30, 2024 was prepared based on the restated statement of income of the Informa Tech Digital Businesses for the six months ended June 30, 2024. The unaudited pro forma condensed combined balance sheet as of June 30, 2024 was prepared based on the restated balance sheet of the Informa Tech Digital Businesses as of June 30, 2024.

3.	Estimated purchase price

Pursuant to the Transaction Agreement, at the closing of the Transaction, Informa will own 57% of the outstanding NewCo common stock (on a fully diluted basis, but without taking into account shares which may be issued upon the conversion (if any) of the Notes or shares reserved for future grants pursuant to certain NewCo equity incentive plans) and former TechTarget stockholders will own the remaining outstanding NewCo common stock. The estimated preliminary purchase price, which represents the consideration transferred to TechTarget’s security holders in this reverse acquisition is calculated based on the cash transferred to and the NewCo common stock that TechTarget stockholders will own as of the closing of the Transaction. The accompanying unaudited pro forma condensed combined financial information reflects an estimated purchase price of approximately $1,221,527 thousand, which consists of the following (in thousands except for number of shares and per share amounts):

(USD in thousands)	Amount
Estimated cash paid (i)	350,000
Estimated aggregate value of NewCo common stock issued for outstanding TechTarget common stock (ii)	860,606
Estimated replacement equity awards for TechTarget’s equity awards (iii)	10,921

Estimated purchase price	1,221,527

Notes:

i.

Represents the total estimated cash consideration paid to TechTarget stockholders, who hold approximately 29,676,084 shares in the aggregate, of $11.79 per share of TechTarget common stock. The cash payment will be adjusted based on the provisions of the Transaction Agreement as discussed in Note 1 above as of the date the Transactions close; therefore, the final cash payment could differ significantly from the current estimate.

ii.

Represents the value of approximately 29,676,084 shares of common stock noted above of NewCo estimated to be issued to TechTarget shareholders (including certain equity award holders) as of the closing of the Transactions pursuant to the Transaction Agreement based on TechTarget closing share price of $29.00 on the NASDAQ on October 18, 2024, which is used as a proxy for the market price of the TechTarget shares at the closing of the Transactions.

The preliminary value of the consideration does not purport to represent the actual value of the total consideration that will be received by the TechTarget shareholders when the Merger is completed. The actual value of NewCo common stock to be issued will depend on the per share price of TechTarget common stock on the closing date of the Transactions, and therefore, the actual total purchase price of the Transactions and in turn goodwill will fluctuate with the market price of TechTarget common stock until the Transactions are consummated.

The following table illustrates the effect of changes in TechTarget’s common stock price and the resulting impact on the estimated total purchase price (USD in thousands except for the share price):

Change in stock price	TechTarget’s share price	Estimated total purchase price
As presented	29.00	1,221,527
Increase of 10%	31.90	1,309,401
Increase of 20%	34.80	1,396,045
Decrease of 10%	26.10	1,134,927
Decrease of 20%	23.20	1,048,801

iii.

Represents estimated consideration for replacement of TechTarget’s outstanding equity awards. As discussed in Note 1 above, 449,450 unvested TechTarget RSUs will be replaced by 757,293 NewCo RSUs with similar terms and conditions. The fair value of NewCo’s RSUs equity awards attributable to the pre-combination service period aggregating $10,921 thousand represents merger consideration. The remainder of the fair value of $11,041 thousand will be recognized as compensation expense subsequent to the merger until the year 2026.

iv.

There was some movement in equity shares and employee awards outstanding between June 30, 2024 and October 18, 2024 due to vesting and cancellation of certain existing RSUs and grant of certain new RSUs resulting in an increase in the total number of shares held by existing TechTarget stockholders from 29,676,084 shares to 29,888,961 shares. As a consequence of the above, existing TechTarget stockholders will be entitled to $11.71 per share of TechTarget common stock. Furthermore, the total consideration transferred will be $1,224,543 thousand.

4.	Preliminary Purchase Price Allocation

The allocation of the preliminary estimated purchase price with respect to the Merger is based upon management’s estimates of and assumptions related to the fair values of assets to be acquired and liabilities to be assumed as of June 30, 2024, using currently available information. Due to the fact that the unaudited pro forma condensed combined financial statements have been prepared based on these preliminary estimates, the estimated fair value of the purchase consideration and the final purchase price allocation and the resulting effect on NewCo’s financial position and results of operations may differ materially from the pro forma amounts included herein.

The following table sets forth a preliminary allocation of the estimated merger consideration to the identifiable tangible and intangible assets acquired and liabilities assumed with the excess recorded to goodwill as if the Transactions occurred on June 30, 2024:

(in 000’s)	Estimate Fair Value
Cash and cash equivalents	237,405
Short term investments	101,980
Accounts receivables, net of allowances	42,774
Prepaid expenses and other current assets	6,534
Property and Equipment, net	2,169
Intangible Assets, net	815,000
Operating lease assets with right-of-use	13,817
Deferred tax assets	12,950
Other assets	648

Total assets acquired	1,233,277

Accounts payable	6,073

(in 000’s)	Estimate Fair Value
Current operating lease liabilities	3,428
Accrued expenses and other current liabilities	7,336
Accrued compensation expenses	1,777
Income taxes payable	4,693
Contract liabilities	18,447
Non-current operating lease liabilities	13,719
Convertible senior notes	417,040
Deferred tax liabilities	196,088

Total liabilities assumed	668,601

Total assets acquired in excess of liabilities assumed	564,676

Goodwill	656,851

Total estimated merger consideration	1,221,527

The preliminary purchase price allocation is based on a preliminary assessment of the fair values of the assets acquired and liabilities assumed as of June 30, 2024.

5.	Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

a)

Represents the elimination of $193,791 thousand of existing goodwill of TechTarget and the preliminary recognition of $656,851 thousand of goodwill arising out of the Transactions which is not expected to be deductible for tax purposes.

b)

Represents the elimination of $108,512 thousand of existing intangible assets of TechTarget and preliminary recognition of $815,000 thousand of identifiable intangible assets attributable to the Transactions.

(in 000 ‘s)	Fair Value	Estimated Useful Lives	Amortization expense for the six months ended June 30, 2024
Trade Names - Digital Intent	55,000	15 years	1,833
Trade Names - Market Research	10,000	15 years	333
Developed Technology - Digital Intent	115,000	6.5 years	8,846
Customer Relationships – Digital Intent	560,000	15 years	18,667
Customer Relationships - Market Research	75,000	13.5 years	2,778

Total	815,000		32,457

The above amortization expense has been presented in the unaudited pro forma condensed combined statements of income as follows:

(in 000’s)	Amortization expense for the six months ended June 30, 2024
Amortization of acquired technology (as part of Cost of revenues) – Refer to Note 6(b)	11,480
Amortization (as part of Operating expenses) – Refer to Note 6(b)	20,977

Total	32,457

c)	Represents adjustment to remeasure acquired lease liabilities and ROU assets in accordance with ASC 842, Leases as per the details below:

	$
(in 000’s)	Amount
Pro forma transaction accounting adjustments
Elimination of TechTarget’s historical net book value of operating lease assets		(15,464)
Preliminary remeasurement of acquired operating lease assets		16,951
Fair valuation impact of acquired unfavorable lease arrangements		(3,330)
Net pro forma transaction accounting adjustment to ROU assets, net		(1,843)

	$
(in 000’s)	Amount
Pro forma transaction accounting adjustments
Elimination of TechTarget’s historical net book value of current operating lease liabilities		(3,697)
Preliminary remeasurement of current operating lease liabilities		3,367
Net pro forma transaction accounting adjustment to current operating lease liabilities		(330)

	$
(in 000’s)	Amount
Pro forma transaction accounting adjustments
Elimination of TechTarget’s historical net book value of non-current operating lease liabilities		(14,772)
Preliminary remeasurement of non-current operating lease liabilities		13,584
Net pro forma transaction accounting adjustment to non-current operating lease liabilities		(1,188)

d)

Represents the net change in deferred tax assets and liabilities associated with the fair value adjustments (refer Note 4 above) related to allocation of the purchase price to assets acquired and liabilities assumed (excluding goodwill). Deferred taxes were computed using a combined U.S. federal and state statutory tax rate of 25%. This rate is subject to change when NewCo performs a complete tax analysis after the Transactions are completed.

e)	Represents adjustments to equity including the following:

•	Elimination of the historical TechTarget stockholders’ equity of $236,810 thousand.

•

Reclassification of net parent investment aggregating $(95,252) thousand, of which $(431,198) thousand is reclassified to retained earnings, being the Informa Tech Digital Businesses’ historical accumulated deficit, and the balance of $335,946 thousand is reclassified to additional paid-in capital.

•

Recording estimated purchase consideration of $1,221,527 thousand of which $70 thousand is included in common stock as par value of 70,018,002 shares outstanding (29,676,084 issued to TechTarget shareholders and 40,341,918 issued to Informa in the business combination) of NewCo at a par value of $0.001/ per share with the balance of $1,221,457 thousand included in additional paid-in capital.

•	Recording $350,000 thousand cash contribution by Informa (refer to Note 1 above) utilized for settling cash consideration payable to certain existing TechTarget shareholders (refer to Note 3 above).

f)	Represents assumed settlement of the Notes by existing cash, cash drawn on the new facility (net of unamortized debt issuance costs) and short-term investments as referenced in detail at Note 2 above.

in (000’s)	Amount
Fair value of TechTarget convertible notes at close (A)	417,040
Repaid through (B):
i) Cash on hand with TechTarget	166,010
ii) Cash drawn from new credit facility	149,050
iii) Short term investments	101,980

g)

Represents the settlement of the Informa Tech Digital Businesses’ related party receivables, related party loan receivables, related party payables, and related party loans, resulting in a net amount of $746,224 thousand, which will be extinguished upon consummation of the Transactions pursuant to the terms of the Transaction Agreement with the below details:

in (000’s)	Amount
Pro forma transaction accounting adjustments
Related party receivables	3,666
Related party loan receivables	134,210
Related party payables	(28,079)
Related party short-term debt	(546,784)
Related party long-term debt	(309,237)

Total	(746,224)

h)

Reflects the accrual of the Informa Tech Digital Businesses’ non-recurring transaction costs of $4,470 thousands related to the transaction including fees expected to be paid for financial advisors, legal services, and professional accounting services. Such costs are not reflected in the historical balance sheet of Informa Tech Digital Businesses as of June 30, 2024, but are reflected in the NewCo’s unaudited pro forma condensed combined balance sheet as of June 30, 2024, as an increase to additional paid-in capital and a decrease to retained earnings. These costs are not expected to be incurred in any period beyond 12 months from the closing date of the transaction. Such costs were not recorded as liabilities as the liability will be assumed by Informa pursuant to the terms of the Transaction Agreement. Furthermore, TechTarget also estimates incurring similar non-recurring transaction costs of $22,276 thousand until the Closing Date. Such costs were not reflected as pro forma adjustments in the unaudited pro forma condensed combined statements of operations as these amounts are not expected to impact the operating results of the NewCo.

i)

Represents the elimination of the Informa Tech Digital Businesses’ contingent consideration of $40,100 thousand, as it has been excluded from the Transactions and will be assumed by Informa pursuant to the terms of the Transaction Agreement.

j)

Represents one-time post-combination payment of $7,065 thousand to tax authorities, related to estimated tax effects resulting from the accelerated vesting of TechTarget’s existing RSUs of which $6,612 thousand pertaining to employee’s share was recorded in additional paid-in capital and $453 thousand pertaining to employer’s share which was considered as an assumed liability.

k)

Represents the recognition of an indemnification asset related to the Informa Tech Digital Businesses’ historical sales tax related to a prior acquisition as Informa is contractually obligated to indemnify NewCo to settle this liability pursuant to the terms of the Transaction Agreement.

6.	Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Income for the Six Months Ended June 30, 2024

a)

Represents adjustments to cost of revenues associated with the elimination of TechTarget’s historical lease expense, amortization related to existing computer software, internal-use software, and website development costs, and the recognition of the estimated lease expense based on remeasured lease liabilities and ROU assets.

(in 000’s)	Amount
Pro forma transaction accounting adjustments
Elimination of historical lease expense	65
Elimination of historical amortization related to existing computer software, internal-use software, and website development costs*	2,452
Recognition of the estimated new lease expense	(71)
Net pro forma transaction accounting adjustment—cost of revenues	2,446

*	The recognition of new amortization costs is not presented in this table and is instead included below at Note 7(b).

b)	Represents the following adjustments pertaining to amortization of intangibles:

•

Classified within cost of revenues: Elimination of TechTarget’s historical amortization of acquired technology of $1,405 thousand and recognition of new amortization expense of $11,480 thousand resulting from intangible assets identified as part of the estimated purchase price allocation.

•

Classified within operating expenses: Elimination of TechTarget’s historical amortization of intangible assets of $7,048 thousand and recognition of new amortization expense of $20,977 thousand resulting from intangible assets identified as part of the estimated purchase price allocation.

c)

Represents adjustments to selling and marketing expenses associated with the elimination of TechTarget’s lease expense, and the recognition of the estimated lease expense based on remeasured lease liabilities and ROU assets.

(in 000’s)	Amount
Pro forma transaction accounting adjustments
Elimination of historical lease expense	362
Recognition of the estimated new lease expense	(394)
Net pro forma transaction accounting adjustment-selling and marketing expenses	(32)

d)

Represents adjustments to general and administrative expenses associated with the elimination of TechTarget’s historical lease expense, and the recognition of the estimated lease expense based on remeasured lease liabilities and ROU assets.

(in 000’s)	Amount
Pro forma transaction accounting adjustments
Elimination of historical lease expense	1,637
Recognition of the estimated new lease expense	(1,780)
Net pro forma transaction accounting adjustment-general and administrative expenses	(143)

e)

Represents the elimination of the Informa Tech Digital Businesses’ loss on remeasurement of contingent consideration, as contingent consideration liabilities have been excluded from the Transactions and will be assumed by Informa pursuant to the terms of the Transaction Agreement.

f)

Represents the elimination of TechTarget’s interest expenses of $1,103 thousand pertaining to the Notes, which will be extinguished upon consummation of the Transactions and recognition of $5,958 thousand of interest expenses related to the new term loan raised. A 1/8th of a percentage point increase or decrease in the benchmark rate, SOFR plus 2.5% per annum, would result in an increase or decrease in half yearly interest expense of $94 thousand.

g)	Represents the elimination of the Informa Tech Digital Businesses’ interest expense on related party loans, which will be extinguished upon consummation of the Merger.

h)

Represents the income tax effect of the pro forma adjustments presented. The pro forma income tax adjustments were estimated using a combined U.S. federal and statutory tax rate of 25.0% applied to all adjustments excluding non-taxable and non-deductible items such as certain contingent consideration and unrecorded transaction costs. The effective tax rate of NewCo could be materially different depending on post-combination activities.

i)

The pro forma basic and diluted weighted average shares outstanding represent NewCo’s shares issued to Informa and TechTarget’s shareholders on consummation of the Transaction. The pro forma basic and diluted earnings per share are as follows:

(in 000’s, except for number of shares per share data)	For the six months ended June 30, 2024
	Basic earnings (loss) per share	Diluted earnings (loss) per share
Record issuance of NewCo shares to Informa (a)	40,341,918	40,341,918
Record issuance of NewCo shares to Tech Target’s shareholders (b)	29,676,084	29,676,084 ^
Pro forma NewCo weighted - average outstanding shares* (c = a+ b)	70,018,002	70,018,002

Pro forma net income (loss) (d)	(71,775)	(71,775)

Pro forma earnings (loss) per share (e = d / (c)	(1.03)	(1.03)

^	757,293 Restricted Stock Units outstanding were excluded from the calculation of diluted pro forma earnings per share as they were anti-dilutive.
*	The shares outstanding do not contemplate the movement in equity shares and employee awards outstanding between June 30, 2024 and October 18, 2024 (as mentioned in Note 3(iv) above).

7.	Reclassifications

The pro forma combined financial statements have been adjusted to reflect reclassifications to conform TechTarget Inc.’s financial statement presentation to that of the Informa Tech Digital Businesses.

Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2024:

	TechTarget Inc.	Reclassification	Note	TechTarget Inc. - As Reclassified
ASSETS
Current assets
Cash and cash equivalents	237,405	—		237,405
Short term investments	101,980	—		101,980
Accounts receivables, net of allowances	42,774	—		42,774
Related party receivables	—	—		—
Related party loan receivables	—	—		—
Prepaid taxes	—	—		—
Prepaid expenses and other current assets	6,534	—		6,534

Total current assets	388,693	—		388,693

Non-current assets
Property and Equipment, net	26,231	(24,062)	(i)	2,169
Goodwill	193,791	—		193,791
Intangible Assets, net	84,450	24,062	(i)	108,512
Operating lease assets with right-of- use	15,464	—		15,464
Deferred tax assets	7,871	—		7,871
Other assets	648	—		648

Total Non-Current Assets	328,455	—		328,455

Total Assets	717,148	—		717,148

Current Liabilities
Accounts payable	6,073	—		6,073
Related party payables	—	—		—
Current operating lease liabilities	3,697	—		3,697
Accrued expenses and other current liabilities	6,883	—		6,883
Accrued compensation expenses	1,777	—		1,777
Income taxes payable	4,693	—		4,693
Contract liabilities	18,447	—		18,447
Related party short-term debt	—	—		—
Contingent consideration	—	—		—

Total Current Liabilities	41,570	—		41,570

Non-Current Liabilities
Non-current operating lease liabilities	14,772	—		14,772
Convertible senior notes	411,602	—		411,602
Term loan	—	—		—
Other liabilities	—	—		—
Deferred tax liabilities	12,394	—		12,394
Related party long-term debt	—	—		—
Non-current Contingent consideration	—	—		—

Total Non-Current Liabilities	438,768	—		438,768

Total liabilities	480,338	—		480,338

Stockholders’ Equity:
Net Parent investment	—	—		—
Preferred stock	—	—		—
Common stock	59	—		59
Treasury stock	(329,118)	—		(329,118)

	TechTarget Inc.	Reclassification	Note	TechTarget Inc. - As Reclassified
Additional paid-in capital	494,922	—		494,922
Accumulated other comprehensive income (loss)	(5,109)	—		(5,109)
Retained earnings	76,056	—		76,056

Total stockholders’ equity	236,810	—		236,810

Total liabilities and stockholders’ equity	717,148	—		717,148

Notes:

i.	Represents the reclassification of $24,062 thousand from Property and equipment, net to Intangible assets, net to conform to the Informa Tech Digital Businesses’ Balance Sheet presentation.

Unaudited Pro Forma Condensed Combined Income Statement for the six months ended June 30, 2024:

	TechTarget Inc. - Historical	Reclassification	Note	TechTarget Inc. - As Reclassified
Revenues	110,550	—		110,550
Cost of revenues:
Cost of revenues	(40,572)	—		(40,572)
Amortization of acquired technology	(1,405)	—		(1,405)

Gross Profit	68,573	—		68,573

Operating expenses:
Selling and marketing	(46,150)	—		(46,150)
Product development	(5,397)	—		(5,397)
General and administrative	(14,320)	—		(14,320)
Depreciation	(4,613)	4,052	(i)	(561)
Amortization	(2,996)	(4,052)	(i)	(7,048)
Impairment of long-lived assets	—	—		—
Acquisition and Integration costs	(8,595)	—		(8,595)
Remeasurement of contingent consideration	—	—		—

Total operating expenses	(82,071)	—		(82,071)

Operating income (loss)	(13,498)	—		(13,498)

Interest and other income (expense), net	6,349	(6,349)	(ii)	—
Interest expense	—	(1,103)	(ii)	(1,103)
Interest income	—	7,605	(ii)	7,605
Other income (expense)	—	(153)	(ii)	(153)
Interest expense on related party loans	—	—		—
Gain from early extinguishment of debt	—	—		—

Income before provision for income taxes	(7,149)	—		(7,149)

Provision for income taxes	(1,627)	—		(1,627)

Net income (loss)	(8,776)	—		(8,776)

Notes:

i.	Represents the reclassification of $4,052 thousand from Deprecation to Amortization to conform to the Informa Tech Digital Businesses’ Income Statement presentation.

ii.

Represents the disaggregation of $6,349 presented as Interest and other income (expense), net by TechTarget as Interest expense, Interest income and Other income (expense) to conform to the Informa Tech Digital Businesses’ Income Statement presentation.

8. Restatement

The Informa Tech Digital Businesses restated their previously issued interim condensed combined financial statements as of and for the six months ended June 30, 2024. The unaudited pro forma combined financial statements have been adjusted to reflect the restatements of the Informa Tech Digital Businesses for the periods presented.

The Informa Tech Digital Businesses interim condensed combined financial statements as of June 30, 2024 were restated to correct the following errors:

1)

An understatement of $0.5 million and $1.7 million of “Interest expense” and “Interest income”, respectively, on cash pooling arrangements for the six months ended June 30, 2024 in connection with incorrect interest accruals on cash pooling balances in the six months ended June 30, 2024. Part of this correction pertains to prior year, however, it was considered immaterial to the prior periods and the projected current annual period and therefore the accumulated error was adjusted in the six months ended June 30, 2024.

2)	An understatement of $0.5 million of bad debt provision within “General and administrative” expenses due to an incorrect consolidation journal entry for the six months ended June 30, 2024.

3)	As a result of the tax effect of adjustments 1) and 2) above, income tax benefit decreased less than $0.1 million for the six months ended June 30, 2024.

4)

In connection with entry 1) above, an understatement of $1.7 million to “Related party loans receivable”, an understatement of $0.5 million to “Related party short-term debt”, and an understatement of $1.2 million to “Net parent investment”.

5)	In connection with adjustment 2) above, an overstatement of $0.5 million within “Accounts receivable, net of allowance for doubtful accounts”.

6)	As a result of the tax effect of adjustments i) and ii) above, “Deferred tax liabilities” increased $0.1 million as of June 30, 2024.

	Informa Tech Digital Businesses - As originally reported	Adjustment	Adjustment #	Informa Tech Digital Businesses - As Restated
Assets
Accounts receivable, net of allowance for doubtful accounts	41,251	(457)	5	40,794
Related party loan receivables	132,491	1,719	4	134,210

Total current assets	192,338	1,262		193,600

Total assets	946,254	1,262		947,516

LIABILITES AND STOCKHOLDERS’ EQUITY
Current liabilities
Related party short-term debt	546,267	517	4	546,784

Total current liabilities	642,004	517		642,521

Deferred tax liabilities	12,491	107	4	12,598

Total non-current liabilities	376,013	107		376,120

Total liabilities	1,018,017	624		1,018,641

Parents’ equity:
Net parent investment (deficit)	(95,890)	638	2, 4, 6	(95,252)

Total equity (deficit)	(71,763)	638		(71,125)

Total liabilities and equity	946,254	1,262		947,516

The following table presents the effect of the restatement on the Informa Tech Digital Businesses previously reported condensed combined statements of income and comprehensive income (loss) for the six months ended June 30, 2024. The values as previously reported were derived from the Informa Tech Digital Businesses original interim report (in thousands).

	Informa Tech Digital Businesses - As originally reported	Adjustment	Adjustment #	Informa Tech Digital Businesses - As Restated
Operating expenses:
General and administrative	(35,247)	(457)	2	(35,704)

Total operating expenses	(120,454)	(457)		(120,911)

Operating income (loss)	(48,846)	(457)		(49,303)
Interest income	1,830	1,719	1	3,549
Interest expense on related party loans	(12,276)	(517)	1	(12,793)
Income before provision for income taxes	(58,921)	745		(58,176)
Provision for income taxes	2,901	(41)	3	2,860

Net income (loss)	(56,020)	704		(55,316)